UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 30, 2022

YEXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38056	20-8059722
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

61 Ninth Avenue

New York, NY 10011

(Address of principal executive offices, including zip code)

(212) 994-3900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	YEXT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 30, 2022, Yext, Inc., a Delaware corporation (the “Company”), entered into a cooperation agreement (the “Cooperation Agreement”) with Lead Edge Public Fund, LP, Lead Edge Capital VI, LP, and Lead Edge Capital V, LP (collectively “Lead Edge”).

Pursuant to the Cooperation Agreement, the Company agreed to appoint Evan Skorpen to the board of directors of the Company (the “Board”) as a Class I director with a term expiring at the Company’s 2024 annual meeting of stockholders.

The Cooperation Agreement also provides for certain “standstill” provisions that restricts Lead Edge and its affiliates from, among other things, acquiring any securities of the Company that would result in Lead Edge and its affiliates having beneficial ownership of more than 15% of the Company’s voting securities. The standstill provisions expire on the earlier of (i) the date on which Company next elects a slate of Class I directors or (ii) the two-year anniversary of the date of the Cooperation Agreement. The Cooperation Agreement also requires Mr. Skorpen to tender resignation from the Board if Lead Edge and its affiliates have beneficial ownership of less than 7% of the Company’s voting securities.

The foregoing summary of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 5.02.

On September 30, 2022, the Board approved an increase in the number of authorized directors from nine to ten and elected Evan Skorpen as a Class I director to fill the vacancy. Mr. Skorpen’s term will expire at the 2024 annual meeting of stockholders.

Evan Skorpen, age 34, has served as a Partner and the public portfolio manager at Lead Edge Capital since September 2018. Prior to that, Mr. Skorpen served as an investor at ValueAct Capital from August 2015 to August 2018 and at Hellman & Friedman from July 2013 to July 2015. Mr. Skorpen holds a B.A. in Mathematics and Economics from Williams College.

Mr. Skorpen is eligible to receive compensation as outlined in the Company’s outside director compensation policy described in the Company’s proxy statement dated April 29, 2022. Pursuant to this policy, the Company’s outside directors are eligible to receive an annual cash retainer based on their general service on the Board and additional cash retainers for participation or serving as chairperson of certain committees of the Board. Under the policy, a non-employee director can elect to receive such cash compensation in the form of equity awards. The Company’s outside directors are also eligible to receive equity awards under the Company’s 2016 Equity Incentive Plan (the “Plan”).

In connection with his election to the Board, Mr. Skorpen has been awarded an initial grant of restricted stock units having a value, as defined under the policy, of $300,000 at the time of grant under the Plan, or 62,370 restricted stock units. This award will vest in approximately equal installments annually over a three-year period, subject to continued service through each vesting date. The Company’s outside directors are also entitled to an annual grant of restricted stock or restricted stock units having a value, as defined under the policy, of $150,000 at the time of grant, provided the non-employee director has served on the Company’s Board of Directors for at least the preceding six months. This annual award will vest as to 100% of the shares on the one-year anniversary of the date of grant or upon a change of control. The Board has discretion to accelerate or modify such vesting schedule. Finally, the Company reimburses its non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors.

Other than as described in Item 1.01 of this Form 8-K and the Cooperation Agreement, there are no other arrangements or understandings between Mr. Skorpen or any other persons pursuant to which Mr. Skorpen was named a director of the Company. Neither Mr. Skorpen or his immediate family members have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

In connection with his election, Mr. Skorpen entered into the Company’s standard indemnification agreement for directors and officers.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Cooperation Agreement, dated September 30, 2022, by and among Yext, Inc., Lead Edge Public Fund, LP, Lead Edge Capital VI, LP, and Lead Edge Capital V, LP
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YEXT, INC.

By:	/s/ Ho Shin
Ho Shin
EVP & General Counsel

Date: October 4, 2022